Terms of the Notes

The Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the KraneShares CSI China Internet ETF, the SPDR® S&P Regional Banking ETF and the VanEck® Junior Gold Miners ETF (the “Notes”) provide a monthly Contingent Coupon Payment of $7.917 on the applicable Contingent Payment Date if, on any monthly Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier. Beginning with the September 22, 2025 Call Observation Date, the Notes will be automatically callable monthly for an amount equal to the principal amount plus the relevant Contingent Coupon Payment, if the Observation Value of each Underlying is greater than or equal to 100.00% of its Starting Value on any Call Observation Date. No further amounts will be payable following an Automatic Call. If the Notes are not automatically called, at maturity you will receive the Redemption Amount, calculated as described under “Redemption Amount Determination.”

Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Term:	Approximately 3 years, unless previously automatically called.
Underlyings:	KraneShares CSI China Internet ETF, the SPDR® S&P Regional Banking ETF and the VanEck® Junior Gold Miners ETF.
Pricing and Issue Dates*:	March 21, 2025 and March 26, 2025, respectively.
Observation Dates†*:	Monthly. Please see the Preliminary Pricing Supplement for further details.
Call Observation Dates†*:	Monthly. Please see the Preliminary Pricing Supplement for further details.
Call Value:	For each Underlying, 100% of its Starting Value.
Coupon Barrier:	For each Underlying, 60% of its Starting Value.
Threshold Value:	For each Underlying, 50% of its Starting Value.
Contingent Coupon Payment*:	If, on any monthly Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier, we will pay a Contingent Coupon Payment of $7.971 per $1,000.00 in principal amount of Notes (equal to a rate of 0.7917% per month or 9.50% per annum) on the applicable Contingent Payment Date (including the Maturity Date).
Automatic Call:	Beginning with the September 22, 2025 Call Observation Date, all (but not less than all) of the Notes will be automatically called if the Observation Value of each Underlying is greater than or equal to its Call Value on any Call Observation Date. If the Notes are automatically called, the Early Redemption Amount will be paid on the applicable Call Payment Date. No further amounts will be payable following an Automatic Call.
Early Redemption Amount:	For each $1,000 principal amount of Notes, $1,000 plus the applicable Contingent Coupon Payment.
Initial Estimated Value Range:	$920.00-$970.00 per Note.
Underwriting Discount*:	$10.00 (1.00% of the public offering price) per Note.
CUSIP:	09711GKE4
Preliminary Pricing Supplement:	https://www.sec.gov/Archives/edgar/data/70858/000191870425004709/form424b2.htm
* Subject to change prior to the Pricing Date. † Subject to adjustment. Please see the Preliminary Pricing Supplement for further details.

Redemption Amount Determination

(assuming the Notes have not been automatically called)

Hypothetical Returns at Maturity

	The Ending Value of any Underlying is greater than or equal to its Starting Value		The Ending Value of each Underlying is less than its Starting Value
Underlying Return of the Least Performing Underlying	Redemption Amount per Note (including any final Contingent Coupon Payment)	Return on the Notes(1)	Redemption Amount per Note (including any final Contingent Coupon Payment)	Return on the Notes(1)
60.00%	$1,007.917	0.7917%	N/A	N/A
50.00%	$1,007.917	0.7917%	N/A	N/A
40.00%	$1,007.917	0.7917%	N/A	N/A
30.00%	$1,007.917	0.7917%	N/A	N/A
20.00%	$1,007.917	0.7917%	N/A	N/A
10.00%	$1,007.917	0.7917%	N/A	N/A
5.00%	$1,007.917	0.7917%	N/A	N/A
2.00%	$1,007.917	0.7917%	N/A	N/A
0.00%	$1,007.917	0.7917%	N/A	N/A
-10.00%	$1,007.917	0.7917%	$1,007.917	0.7917%
-20.00%	$1,007.917	0.7917%	$1,007.917	0.7917%
-40.00%(2)	$1,007.917	0.7917%	$1,007.917	0.7917%
-40.01%	$1,000.000	0.0000%	$1,000.000	0.0000%
-50.00%(3)	$1,000.000	0.0000%	$1,000.000	0.0000%
-50.01%	$1,000.000	0.0000%	$499.900	-50.0100%
-100.00%	$1,000.000	0.0000%	$0.000	-100.0000%

(1)   The “Return on the Notes” is calculated based on the Redemption Amount and potential final Contingent Coupon Payment, not including any Contingent Coupon Payments paid prior to maturity.

(2)   This is the Underlying Return which corresponds to the Coupon Barrier of the Least Performing Underlying.

(3)   This is the Underlying Return which corresponds to the Threshold Value of the Least Performing Underlying.

Risk Factors

•	Your investment may result in a loss; there is no guaranteed return of principal.
•	Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes.
•	The Notes are subject to a potential Automatic Call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes.
•	You may not receive any Contingent Coupon Payments.
•	Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity.
•	The Contingent Coupon Payment, Early Redemption Amount or Redemption Amount, as applicable, will not reflect changes in the prices of the Underlyings other than on the Observation Dates or Call Observation Dates, as applicable.
•	Because the Notes are linked to the least performing (and not the average performance) of the Underlyings, you may not receive any return on the Notes and may lose a significant portion or all of your investment in the Notes even if the Observation Value or Ending Value of one Underlying is greater than or equal to its Coupon Barrier or Threshold Value, as applicable.
•	Any payments on the Notes are subject to the credit risk of BofA Finance and the Guarantor, and actual or perceived changes in BofA Finance’s or the Guarantor’s creditworthiness are expected to affect the value of the Notes.
•	The public offering price you pay for the Notes will exceed their initial estimated value.
•	We cannot assure you that a trading market for your Notes will ever develop or be maintained.
•	Trading and hedging activities by BofA Finance, the Guarantor and any of their other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the Notes and their market value.
•	Adverse conditions in the internet sector may reduce your return on the Notes.

•	The KWEB is subject to concentrated risks associated with the internet sector in China.
•	Adverse conditions in the biotechnology sector may reduce your return on the Notes.
•	The Notes are subject to risks associated with foreign securities markets.
•	The stocks held by the KWEB are concentrated in one sector.
•	The stocks held by the XBI are concentrated in one sector.
•	The stocks held by the GDXJ are concentrated in one sector.
•	An investment in the Notes is subject to risks associated with investing in stocks in the gold and silver mining industries.
•	The Notes are subject to foreign currency exchange rate risk.
•	An investment in the Notes is subject to risks associated with foreign securities markets, including emerging markets.
•	Recent executive orders may adversely affect the performance of the KWEB.
•	There are risks associated with emerging markets.
•	The performance of an Underlying may not correlate with the performance of its underlying index as well as the net asset value per share or unit of the Underlying, especially during periods of market volatility.
•	The anti-dilution adjustments will be limited.
•	The publisher or the sponsor or investment advisor of an Underlying may adjust that Underlying in a way that affects its prices, and the publisher or the sponsor or investment advisor has no obligation to consider your interests.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Please see the Preliminary Pricing Supplement for complete product disclosure, including related risks and tax disclosure.

This fact sheet is a summary of the terms of the Notes and factors that you should consider before deciding to invest in the Notes. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read this fact sheet together with the Preliminary Pricing Supplement dated March 17, 2025, Product Supplement EQUITY-1 dated December 30, 2022 and Prospectus Supplement and Prospectus dated December 30, 2022 to understand fully the terms of the Notes and other considerations that are important in making a decision about investing in the Notes. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the Preliminary Pricing Supplement. Alternatively, BofA Finance, any agent or any dealer participating in this offering will arrange to send you the Preliminary Pricing Supplement, Product Supplement EQUITY-1 and Prospectus Supplement and Prospectus if you so request by calling toll-free at 1-800-294-1322.